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                       Independent Auditors' Consents


The Board of Directors
Foodmaker, Inc.;

We consent to incorporation by reference in the registration statement no. 33-50934 on Form S-3 of Foodmaker, Inc. and in registration statement
Nos. 33-67450, 33-54602 and 33-51490 on Form S-8 of Foodmaker, Inc. of our report dated November 3, 1997 relating to the consolidated balance sheets of Foodmaker, Inc. and subsidiaries as of September 28, 1997 and September 29, 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the fifty-two weeks ended September 28, 1997, September 29, 1996 and October 1, 1995, which report appears in the September 28, 1997 annual report on Form 10-K of Foodmaker, Inc. and subsidiaries, and to the reference to our Firm under the heading
"Selected Financial Data" in Item 6 of the referenced Form 10-K.




San Diego, California                   KPMG PEAT MARWICK LLP
November 19, 1997